                                                                   Exhibit 10.12


                                    MGM GROUP
                             2505 LAKE JACKSON CIR.
                                   ORLANDO FL


Michael T. Williams, Esq.
Williams Law Group
2503 W. Gardner Ct.
Tampa FL 33611

Re: Questions concerning SSI

As you know, SSI has retained MGM Group as financial advisor to the SSI board in connection with a contemplated merger transaction with First Enterprise Service Group, Inc. As financial advisor to the board of SSI, we have agreed to advise SSI's board as to whether MGM believes the merger will accomplish SSI's objectives.

We have the following questions about the transaction:

o How does your process differ from most public shell/reverse merger transactions?

o Does your company have stockholders with fully free trading stock that they can sell immediately after the merger closes?

o    What information is furnished to shareholders of SSI?

o    Are there alternatives to the structure you utilize?

o Will the SEC's concerns about shell merger transactions make your process more difficult?

     o In that connection, we understand that the SEC permits shell merger transactions under Rule 419. Is there any difference between your transaction structure and a transaction done under Rule 419?

We look forward to your prompt response.


                                          Sincerely,



                                          Gerhard Melnyk
                                          MGM Group